Exhibit 99.6

REPRESENTATION PURSUANT TO INSTRUCTION 2 TO

ITEM 8.A.4 OF FORM 20-F

In connection with the filing of a Registration Statement on Form F-4 (the “Registration Statement”) by Navios South American Logistics Inc., a Marshall Islands corporation (the “Company”), relating to the Company’s exchange offer, pursuant to the Exxon Capital line of no-action letters, of registered 9 1/4% Senior Notes due 2019 in exchange for outstanding unregistered 9 1/4% Senior Notes due 2019, the Company hereby requests that the Securities and Exchange Commission (the “Commission”) waive the requirement of Item 8.A.4 of Form 20-F that the Company have audited financial statements of a date not older than twelve months at the time the Registration Statement is filed with the Commission. In connection with this request, the Company represents to the Commission that:

1.	The Company is not required by any jurisdiction outside of the United States to have audited financial statements of a date not older than twelve months from the date of filing its Registration Statement.

2.	Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

3.	At the time its Registration Statement is declared effective, the Company will have audited financial statements not older than fifteen months.

4.	If the Registration Statement is not declared effective until after March 31, 2012, the Company will amend its Registration Statement to include audited financial statements of the Company for the year ended December 31, 2011.

NAVIOS SOUTH AMERICAN LOGISTICS INC.

By:	/s/ Claudio Pablo Lopez
Name: Claudio Pablo Lopez
Title: Chief Executive Officer and Director

Date: January 30, 2012